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                                                                      EXHIBIT 99

                                          Contact:  George Powlick
                                                    Chief Financial Officer
                                                    (818)706-5100


                   K-SWISS ANNOUNCES TWO-FOR-ONE STOCK SPLIT
                  AND 50% INCREASE IN QUARTERLY CASH DIVIDEND


WESTLAKE VILLAGE, California (February 8, 1999) - K-Swiss Inc. (Nasdaq/NM:KSWS) today announced that its Board of Directors has declared a two-for-one split of the Company's Class A and Class B common stock.

     On March 26, 1999, stockholders will receive one additional share of common stock for each share of the Company's common stock they own on the record date of March 15, 1999. The Company expects that its outstanding Class A common stock will begin to trade on a post-split basis on March 29, 1999. Following the effective date of the split, the Company will have approximately 10,740,000 shares of Class A and Class B outstanding.

     The Board of Directors also approved an increase in the Company's cash dividend effective with the first quarter dividend. On a post-split basis, the cash dividend will be increased from the annual rate of $0.04 per share to $0.06 per share. The increased cash quarterly dividend of $0.015 per share will be payable on April 15, 1999 to stockholders of record on March 31, 1999.

     K-Swiss Inc. designs, develops and markets athletic footwear for high performance sports use and fitness activities. The Company presently offers footwear for court, casual and children's categories.

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